Exhibit 15.1

November 4, 2009

The Board of Directors of
Comstock Resources, Inc.

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-36854, 33-88962 and 333-159332 filed on Form S-8 and No. 333-162328 on Form S-3) of Comstock Resources, Inc. and of the related Prospectuses of our report dated November 4, 2009 relating to the unaudited consolidated interim financial statements of Comstock Resources, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2009.

/s/ Ernst & Young LLP

Dallas, Texas